Kaiser Aluminum Corporation Reports Preliminary
Fourth Quarter and Full Year 2011 Financial Results

Full Year Highlights:

•	Value Added Revenue and Adjusted EBITDA Increased on Strong Aerospace and Automotive Demand

•	Continued Organic Investments in Growth Platform

•	Strengthened Liquidity and Financial Flexibility

FOOTHILL RANCH, Calif., February 15, 2012 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported preliminary, unaudited net income of $27 million or $1.40 earnings per diluted share for the full year 2011 compared to $14 million, or $0.72 per diluted share for the full year 2010. Excluding the impact of non-run-rate items, adjusted net income was $42 million or $2.20 per diluted share for the year ended 2011, compared to adjusted net income of $30 million or $1.56 per diluted share in the prior year.

Value added revenue of $644 million increased $88 million or 16% from the prior year, reflecting strong demand for aerospace and automotive applications and strong performance from the acquired Alexco and Nichols Wire businesses. Adjusted consolidated EBITDA of $112 million or 17% of value added revenue reflected significant year-over-year improvement compared to adjusted consolidated EBITDA of $85 million or 15% of value added revenue for the year ended 2010.
Summary

“We are pleased with solid year-over-year improvement and strong 2011 results,” said Jack A. Hockema, President, CEO and Chairman. “Our aerospace and automotive applications achieved record value added revenue. In addition, stronger demand and shipments across our end use categories led to significant improvement in our adjusted EBITDA and our EBITDA margin. We continued to invest in our growth platform commencing capacity expansions for our aerospace extruded products and heat treat plate that will come on stream later this year and in 2013. We also have made good progress in the ramp up of our Kalamazoo rod and bar facility. Although the ramp up has been slower than anticipated, as a low cost producer for these products the Kalamazoo facility is expected to fully achieve its investment potential over the longer-term.”

“As we look forward, we expect robust aerospace demand to continue in 2012 and anticipate steady improvement in automotive and general industrial demand. Importantly, we are well-positioned to capitalize on this increasing demand and to realize the potential of the sizable, strategic investments we have made in our business. In addition, our solid balance sheet and enhanced financial flexibility due in part due to a larger and more favorable revolving credit facility allow us to continue to pursue other organic and acquisition growth opportunities,” concluded Mr. Hockema.

Preliminary Fourth Quarter and Full Year 2011 Consolidated Results
(Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarter			Full Year
	4Q11	3Q11	4Q10	2011	2010

Net Sales	$318	$322	$266	$1,301	$1,079
Shipments (mm lbs)	137	135	124	561	514
Value Added Revenue[1]	$167	$161	$134	$644	$556

Realized Price per Pound ($/lb)
Contained Metal	$1.10	$1.20	$1.07	$1.17	$1.02
Value Added Revenue	$1.22	$1.19	$1.07	$1.15	$1.08
Total	$2.32	$2.39	$2.14	$2.32	$2.10

Adjusted EBITDA[2]	$30	$28	$16	$112	$85
Depreciation and Amortization	$(6)	$(6)	$(6)	$(25)	$(20)

Operating Income before NRR[3]	$24	$22	$10	$86	$65

Operating Non-Run-Rate Items	$(8)	$(16)	$3	$(29)	$(21)
Reported Operating Income[4]	$16	$6	$12	$58	$44
Net Income	$6	$4	$—	$27	$14

EPS (diluted, GAAP)	$0.34	$0.23	$(0.02)	$1.40	$0.72
Adjusted EPS[5]	$0.52	$0.63	$—	$2.20	$1.56

1Value added revenue is a non-GAAP measure equal to Fabricated Products net sales less hedged cost of alloyed metal
2Adjusted EBITDA is a non-GAAP measure equal to Operating Income (before non-run-rate items) plus depreciation and amortization
3NRR = Non-run-rate
4Totals may not sum due to rounding
5Adjusted EPS is a non-GAAP measure equal to estimated EPS excluding Total NRR items (net of tax)
*Please refer to GAAP financial statements

Consolidated operating income excluding the impact of non-run-rate items was $24 million for the fourth quarter 2011, compared to $22 million for the third quarter and more than double the fourth quarter 2010, driven by stronger demand and shipments across end market uses. Preliminary consolidated operating income as reported in the fourth quarter 2011 included approximately $5 million of non-cash, mark-to-market losses on metal hedging positions due to a decline in underlying metal.

For the full year 2011, consolidated operating income excluding the impact of non-run-rate items was $86 million, up 33% compared to $65 million for the year ended 2010. Preliminary consolidated operating income as reported for the year ended 2011 of $58 million included approximately $29 million of non-cash, non-run-rate items primarily related to mark-to-market losses on metal hedging positions.

Cash flow in 2011 remained strong as adjusted consolidated EBITDA funded cash requirements for operations and internal growth. Capital spending during the year was approximately $31 million as the Company commenced capacity expansions of its Alexco and Trentwood facilities to meet growing aerospace demand and funded other capital projects to improve quality and efficiency throughout its manufacturing platform. The Company's balance sheet remained strong, and total liquidity at December 31, 2011 was in excess of $300 million, including cash of $50 million and borrowing availability under its revolving credit facility.
Outlook

“We remain very optimistic about the long-term growth opportunities for aerospace and high strength applications driven by increasing build rates, larger airframes, and monolithic design. We also anticipate further solid growth for our automotive applications as light vehicle build rates and aluminum extrusion content per vehicle both continue to increase. Demand for our general engineering applications reflects an ongoing, slow but steady economic recovery. Service center inventory for these applications remains at historically low levels, however we do not anticipate significant restocking until the industrial economy demonstrates stronger and more consistent growth,” said Mr. Hockema.

“Overall, we anticipate that total value added revenue growth for the first half of 2012 will be driven by strong market demand for aerospace applications. In addition, value added revenue in the first half is anticipated to reflect improving demand and normal seasonal strength for our automotive and general engineering applications. With higher sales volume and improving manufacturing efficiencies, we expect continued growth in our consolidated adjusted EBITDA and EBITDA margin,” concluded Mr. Hockema.

Preliminary Results Subject to Final Audit

Final audited results are subject to change pending the final year-end actuarial valuation of the union voluntary employee beneficiary association (VEBA) accumulated postretirement obligation as a result of additional information received from the VEBA administrators for the 2011 and 2010 years. If the final valuations are materially different from those reflected in the preliminary 2011 full year and/or reported prior period financial statements, it is possible that the Company will have adjustments affecting the 2011 full year and/or prior periods.

VEBA-related income or expense is non-cash and considered a non-run-rate item. Accordingly, any VEBA-related change to income in any period will have no impact to the Company's adjusted (excluding non-run-rate items) consolidated operating income, EBITDA, net income or EPS.

Conference Call

Kaiser Aluminum Corporation will host a conference call on February 16, 2012, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2011 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 539-3679, and accessed internationally at (719) 325-2418. A link to the simultaneous webcast can be accessed on the Company's website at
http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are operating income, EBITDA, net income and earnings per diluted share, in each case excluding non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) the Company's inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from the Company's acquisitions and other strategic investments and the integration of acquired businesses; (c) increases in the Company's costs, including the cost of energy, raw materials and freight costs, which the Company is unable to pass through to its customers; (d) pressure to reduce defense spending and demand for the Company's products used in defense applications as the U.S. and other governments are faced with competing national priorities; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (g) unfavorable changes in laws or regulations that impact the Company's operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; (i) changes in accounting that affect the Company's reported earnings, operating income or results; and (j) other risk factors summarized in the Company's reports filed with the SEC, including the Company's most recent Annual Report on Form 10-K. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Without limiting the generality of the foregoing, the Company cautions that results for the fourth quarter and full year ended 2011 contained in this press release are preliminary in nature and that statements in this press release including such results constitute forward-looking statements involving uncertainties that could cause such results, when final and set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, to vary, perhaps materially, from those contained in this press release. The factors that may cause final results to vary from the preliminary results contained in this press release include, among others, (i) the completion of the audit of the financial statements as of and for the year ended December 31, 2011 and (ii) the completion of the valuation of postretirement obligations of the VEBA.

Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757

Public Relations Contact:
Dave Quast
FTI Consulting
(917) 434-9429

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
PRELIMINARY STATEMENTS OF CONSOLIDATED INCOME (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$317.6	$265.8	$1,301.3	$1,079.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	280.3	229.6	1,158.9	946.8
Restructuring benefits	—	0.6	(0.3)	(0.3)
Depreciation and amortization	6.3	6.0	25.2	19.8
Selling, administrative, research and development, and general	14.6	15.2	59.9	64.4
Other operating charges (benefits), net	—	2.0	(0.2)	4.0
Total costs and expenses	301.2	253.4	1,243.5	1,034.7
Operating income	16.4	12.4	57.8	44.4
Other income (expense):
Interest expense	(4.8)	(4.6)	(18.0)	(11.8)
Other income (expense), net	2.1	(1.5)	4.3	(4.2)
Income before income taxes	13.7	6.3	44.1	28.4
Income tax provision	(7.3)	(6.6)	(17.5)	(14.3)
Net income (loss)	$6.4	$(0.3)	$26.6	$14.1
Earnings (loss) per share, Basic[2]
Net income (loss) per share	$0.34	$(0.02)	$1.40	$0.72
Earnings (loss) per share, Diluted[2]
Net income (loss) per share	$0.34	$(0.02)	$1.40	$0.72
Weighted-average number of common shares outstanding (000):
Basic	19,026	18,945	18,979	19,377
Diluted	19,026	18,945	18,979	19,377

[1]	Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (when filed).

[2]
All of the Company's unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are treated as participating securities and affect the computation of net income available to common stockholders and earnings per share pursuant to the two-class method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
PRELIMINARY SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Shipments (mm lbs):
Fabricated Products	136.8	124.3	560.9	514.2
All Other[2]	—	—	—	0.4
	136.8	124.3	560.9	514.6
Average Realized Third-Party Sales Price (per pound):
Fabricated Products[3]	$2.32	$2.14	$2.32	$2.10
All Other[2]	—	—	—	$0.92
Net Sales:
Fabricated Products	$317.6	$265.8	$1,301.3	$1,078.8
All Other [2]	—	—	—	0.3
Total Net Sales	$317.6	$265.8	$1,301.3	$1,079.1
Segment Operating Income (Loss):[4]
Fabricated Products[5,6]	$26.2	$19.0	$108.6	$78.6
All Other[7]	(9.8)	(6.6)	(50.8)	(34.2)
Total Operating Income	$16.4	$12.4	$57.8	$44.4
Income tax provision	$(7.3)	$(6.6)	$(17.5)	$(14.3)
Net Income (Loss)	$6.4	$(0.3)	$26.6	$14.1
Capital Expenditures	$8.3	$4.0	$31.2	$38.9

[1]	Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (when filed).

[2]
Shipments, averaged realized prices and net sales in All Other in 2010 represent activity involving primary aluminum purchased by us from Anglesey while it continued its smelting operations (prior to September 30, 2009) and resold by us.

[3]
Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix and underlying primary aluminum prices, and are not necessarily indicative of changes in underlying profitability.

[4]
Operating results in the Fabricated Products segment for the quarter and year ended December 31, 2011 included non-cash LIFO inventory benefits of $19.9 million and $7.1 million, respectively. Operating results in the Fabricated Products segment for the quarter and year ended December 31, 2010 included non-cash LIFO inventory charges of $10.3 million and $16.5 million, respectively. Also included in the Fabricated Products segment operating results for the quarter and year ended December 31, 2011 were $1.1 million and $1.7 million, respectively, of environmental expense. Included in the Fabricated Products segment operating results for the quarter and year ended December 31, 2010 were $0.1 million and $13.6 million, respectively, of environmental expense. In addition, Fabricated Products segment operating results for 2010 included a $3.9 million asset impairment charge relating to certain Property, plant and equipment.

[5]
Fabricated Products segment results for the quarter and year ended December 31, 2011 included non-cash mark-to-market losses on natural gas, electricity and foreign currency hedging activities totaling $2.8 million and $3.4 million, respectively. Fabricated Products segment results for the quarter and year ended December 31, 2010 included non-cash mark-to-market gains (losses) on natural gas, electricity and foreign currency hedging activities totaling $0.8 million and $(4.3) million, respectively.

[6]
Operating results of the Fabricated Products segment and All Other include gains and losses on intercompany hedging activities related to metal. At the time the Fabricated Products segment enters into a firm-price customer contract, the

Hedging business unit and Fabricated Products segment enter into an “internal hedge” so that metal price risk resides in the Hedging business unit under All Other. The Hedging business unit uses third-party hedging instruments to limit exposure to metal price risks related to firm-price customer sales contracts. Results from internal hedging activities between the Fabricated Products segment and Hedging business unit eliminate in consolidation. Internal hedging gains (losses) in the Fabricated Products segment were $(3.4) million and $8.1 million for the quarter and year ended December 31, 2011, respectively. Internal hedging gains (losses) in the Fabricated Products segment were $2.5 million and $(0.1) million for the quarter and year ended December 31, 2010, respectively. All Other included the same internal hedging amounts as (losses) gains for the respective periods.

[7]
The changes in preliminary operating income in All Other were primarily driven by the Hedging business unit operating results. For the quarter and year ended December 31, 2011, non-cash mark-to-market losses on primary aluminum hedging activities were $5.1 million and $26.5 million, respectively. For the quarter and year ended December 31, 2010, non-cash mark-to-market gains on primary aluminum hedging activities were $2.5 million and $3.6 million, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
PRELIMINARY CONSOLIDATED BALANCE SHEETS (1)
(Unaudited)
(In millions of dollars, except share and per share amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$49.8	$135.6
Receivables:
Trade, less allowance for doubtful receivables of $0.9 at December 31, 2011 and $0.6 at December 31, 2010, respectively	98.9	83.0
Other	1.2	5.2
Inventories	205.7	167.5
Prepaid expenses and other current assets	78.9	80.1
Total current assets	434.5	471.4
Property, plant, and equipment — net	367.8	354.1
Net asset in respect of VEBA	111.4	195.7
Deferred tax assets — net	239.6	231.1
Intangible assets, net	37.2	4.0
Goodwill	37.2	3.1
Other assets	72.4	83.0
Total	$1,300.1	$1,342.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62.2	$50.8
Accrued salaries, wages, and related expenses	30.9	31.1
Other accrued liabilities	41.0	42.0
Payable to affiliate	14.4	17.1
Long-term debt-current portion	1.3	1.3
Total current liabilities	149.8	142.3
Net liability in respect of VEBA	20.6	—
Long-term liabilities	126.0	134.7
Cash convertible senior notes	148.0	141.4
Other long-term debt	3.4	11.8
Total liabilities	447.8	430.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2011 and December 31, 2010, none issued and outstanding at December 31, 2011 and December 31 2010	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2011 and at December 31, 2010; 19,253,185 shares issued and outstanding at December 31, 2011 and 19,214,451 shares issued and outstanding at December 31, 2010	0.2	0.2
Additional capital	998.4	987.1
Retained earnings	87.9	80.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value, 2,202,495 shares at December 31, 2011 and 3,523,980 shares at December 31, 2010	(52.9)	(84.6)
Treasury stock, at cost, 1,724,606 shares at December 31, 2011 and December 31, 2010	(72.3)	(72.3)
Accumulated other comprehensive (loss) income	(109.0)	1.7
Total stockholders’ equity	852.3	912.2
Total	$1,300.1	$1,342.4

1	Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (when filed).

Preliminary Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In millions of dollars, except share and per share amounts)
GAAP operating income	$16.4	$12.4	$57.8	$44.4
Mark-to-market (losses) gains	$(7.9)	$3.3	$(29.9)	$(0.7)
Other operating NRR income (expense) items[1,2]	$0.2	$(0.7)	$1.4	$(20.0)
Operating income, excluding operating NRR items	$24.1	$9.8	$86.3	$65.1
Depreciation and Amortization	$6.3	$6.0	$25.2	$19.8
Adjusted EBITDA[3]	$30.4	$15.8	$111.5	$84.9

GAAP net income (loss)	$6.4	$(0.3)	$26.6	$14.1
Operating NRR Items	7.7	(2.6)	28.5	20.7
NRR mark-to-market (gains) losses on convertible bond and related call option	(1.8)	2.0	(4.0)	4.9
Tax impact of Total NRR Items	$(2.4)	$0.9	$(9.4)	$(9.4)
Net income, excluding Total NRR Items (net of tax)	9.9	—	41.7	30.3

Earnings (loss) per diluted share (GAAP)	$0.34	$(0.02)	$1.40	$0.72
Earnings per diluted share, excluding Total NRR items[4]	$0.52	$—	$2.20	$1.56

1
Other operating non-run-rate items primarily represent environmental expenses, adjustments to plant-level LIFO in the Fabricated Products segment, preliminary non-cash net periodic benefit income (expense) related to the VEBAs in All Other, and workers' compensation discount rate effect.

2	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3	Adjusted EBITDA equals preliminary Operating Income excluding operating non-run-rate items, plus depreciation and amortization.

4
Previously reported adjusted earnings per diluted share for the quarter and year ended December 31, 2010 did not exclude the unrealized mark-to-market impact of the derivatives relating to the convertible debt and related call options.